Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	First Quarter
	2022	2021
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,672	$1,608
Intermodal	854	719
Coal	389	312
Total railway operating revenues	2,915	2,639

Railway operating expenses
Compensation and benefits	619	611
Purchased services and rents	437	393
Fuel	301	177
Depreciation	302	292
Materials and other	171	151
Total railway operating expenses	1,830	1,624

Income from railway operations	1,085	1,015

Other income (expense) – net	(5)	7
Interest expense on debt	168	156

Income before income taxes	912	866

Income taxes
Current	161	141
Deferred	48	52
Total income taxes	209	193

Net income	$703	$673

Earnings per share – diluted	$2.93	$2.66

Weighted average shares outstanding – diluted	240.2	252.6

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2022	2021
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,571	$839
Accounts receivable – net	1,070	976
Materials and supplies	264	218
Other current assets	110	134
Total current assets	3,015	2,167

Investments	3,697	3,707
Properties less accumulated depreciation of $12,123
and $12,031, respectively	31,657	31,653
Other assets	992	966

Total assets	$39,361	$38,493

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,181	$1,351
Income and other taxes	443	305
Other current liabilities	370	312
Current maturities of long-term debt	1,153	553
Total current liabilities	3,147	2,521

Long-term debt	13,691	13,287
Other liabilities	1,845	1,879
Deferred income taxes	7,217	7,165

Total liabilities	25,900	24,852

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 238,332,514 and 240,162,790 shares,
respectively, net of treasury shares	240	242
Additional paid-in capital	2,203	2,215
Accumulated other comprehensive loss	(394)	(402)
Retained income	11,412	11,586

Total stockholders’ equity	13,461	13,641

Total liabilities and stockholders’ equity	$39,361	$38,493

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Three Months
	2022	2021
	($ in millions)
Cash flows from operating activities
Net income	$703	$673
Reconciliation of net income to net cash provided by operating activities:
Depreciation	302	292
Deferred income taxes	48	52
Gains and losses on properties	(6)	(8)
Changes in assets and liabilities affecting operations:
Accounts receivable	(94)	(95)
Materials and supplies	(46)	(20)
Other current assets	21	9
Current liabilities other than debt	83	158
Other – net	(17)	(46)

Net cash provided by operating activities	994	1,015

Cash flows from investing activities
Property additions	(389)	(265)
Property sales and other transactions	36	37
Investment purchases	(1)	—
Investment sales and other transactions	19	26

Net cash used in investing activities	(335)	(202)

Cash flows from financing activities
Dividends	(297)	(249)
Common stock transactions	(18)	(6)
Purchase and retirement of common stock	(600)	(591)
Proceeds from borrowings	989	—
Debt repayments	(1)	(84)

Net cash provided by (used in) financing activities	73	(930)

Net increase (decrease) in cash and cash equivalents	732	(117)

Cash and cash equivalents
At beginning of year	839	1,115

At end of period	$1,571	$998

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$114	$110
Income taxes (net of refunds)	9	27

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Stock Repurchase Program

We repurchased and retired 2.2 million and 2.3 million shares of common stock under our stock repurchase program during the first three months of 2022 and 2021, respectively, at a cost of $600 million and $591 million, respectively.